Exhibit 99.1

CADRENAL THERAPEUTICS RETAINS TUNGSTEN ADVISORS TO LEAD FORMAL STRATEGIC PROCESS TO MAXIMIZE VALUE OF ITS ORPHAN THROMBO-INFLAMMATORY THERAPEUTICS

●	Pipeline has reached clinical and regulatory maturity following recent alignment with FDA on Phase 3 development pathway for CAD-1005

●	Cadrenal has received strong interest from potential strategic partners

●	Cadrenal will explore all strategic alternatives including corporate partnerships and other strategic transactions

PONTE VEDRA, Fla., October 7, 2026 (GLOBE NEWSWIRE) — Cadrenal Therapeutics, Inc. (Nasdaq: CVKD) (“Cadrenal” or the “Company”), a late-stage biopharmaceutical company advancing novel therapies for life-threatening immune and thrombotic conditions, today announced that its Board of Directors has initiated a formal strategic process to evaluate opportunities to maximize the value of the Company and its asset portfolio.

The initiative builds on Cadrenal’s ongoing strategic partnering discussions and will evaluate a broad range of potential transactions involving the Company and its clinical- and development-stage programs, including CAD-1005, tecarfarin, frunexian, and CAD-2000, the Company’s second-generation 12-LOX platform. Potential opportunities may include licensing or sale of individual assets, development and commercialization partnerships, portfolio transactions, business combinations, or other strategic transactions.

Cadrenal has engaged Tungsten Advisors as the Company’s exclusive strategic financial advisor in connection with the process.

“Our pipeline has reached critical clinical and regulatory maturity, anchored by our recent alignment with the FDA on the Phase 3 development pathway for CAD-1005,” said Quang X. Pham, Chairman and Chief Executive Officer of Cadrenal Therapeutics. “Having received strong interest from potential strategic partners, we believe a formal strategic process provides the appropriate framework to evaluate opportunities across our portfolio and determine the paths that can maximize value for our shareholders while advancing these programs for patients.”

There can be no assurance that the strategic process will result in any transaction or other strategic outcome. Cadrenal does not intend to provide updates on the process unless and until its Board of Directors approves a specific transaction or course of action, or the Company otherwise determines that disclosure is appropriate or required.

About Cadrenal Therapeutics, Inc.

Cadrenal Therapeutics, Inc. is a late-stage biopharmaceutical company advancing novel therapies for life-threatening immune and thrombotic conditions. The Company’s portfolio comprises clinical- and development-stage programs addressing significant unmet needs in critical care cardiology and orphan cardiovascular conditions.

CAD-1005 is a first-in-class 12-lipoxygenase (12-LOX) inhibitor in development to treat heparin-induced thrombocytopenia (HIT), a serious immune-mediated thrombotic disorder. CAD-1005 is designed to selectively inhibit 12-LOX, a pathway involved in platelet immune activation and thrombo-inflammatory signaling in HIT. The program has received Orphan Drug and Fast Track designations from the U.S. Food and Drug Administration and orphan drug status from the European Medicines Agency. Cadrenal has received FDA feedback on the pathway for a Phase 3 registration study of CAD-1005 in HIT.

Tecarfarin is a Phase 3-ready oral vitamin K antagonist under development for patients requiring chronic anticoagulation, including those with end-stage kidney disease, atrial fibrillation, and implanted left ventricular assist devices. Tecarfarin has received FDA Orphan Drug and Fast Track designations for certain indications.

Frunexian is an investigational parenteral small-molecule Factor XIa inhibitor under development for acute and critical care settings, including major cardiac surgery.

CAD-2000 is a preclinical, next-generation, orally bioavailable 12-lipoxygenase (12-LOX) inhibitor under development as an outpatient Immunology & Inflammation (I&I) platform. CAD-2000 targets adipo-inflammatory signaling and systemic lipid-driven inflammation to address chronic metabolic and cardiorenal disorders. Positioned as an oral follow-on companion to CAD-1005, the asset is optimized for broad, large-market chronic inflammatory indications, including obesity-driven systemic inflammation, metabolic-associated steatohepatitis (MASH), and chronic cardiorenal diseases. It offers potential therapeutic synergy when combined with existing blockbuster metabolic regimens. For more information, please visit www.cadrenal.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, among other things, statements regarding the Company’s strategic process; the potential timing, structure, benefits and outcome of that process; the possibility of any licensing transaction, asset sale, partnership, business combination or other strategic transaction; the clinical development, regulatory approval and commercialization of CAD-1005, tecarfarin, frunexian, CAD-2000 and the Company’s other programs; and the potential benefits and market opportunities associated with the Company’s product candidates.

Forward-looking statements may be identified by words such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” “would” and similar expressions. Forward-looking statements are based on management’s current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied.

These risks and uncertainties include, without limitation, the possibility that the strategic process may not result in a transaction; the Company’s ability to identify, negotiate and complete any strategic transaction on acceptable terms or at all; potential disruption to the Company’s business during the strategic process; the Company’s need for additional capital and ability to obtain financing on acceptable terms; risks associated with clinical development and regulatory approval; the Company’s ability to develop and commercialize its product candidates; the Company’s ability to maintain the listing of its common stock on The Nasdaq Capital Market; and the other risks described under the heading “Risk Factors” in Cadrenal’s filings with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date of this press release, and Cadrenal undertakes no obligation to update them except as required by applicable law.

For more information, please contact:

Cadrenal Therapeutics, Inc.
Quang X. Pham, CEO
(904) 300-0701
press@cadrenal.com